Exhibit 10.9

December 23, 2013

Joseph Reilly
12 Nelson Way
Wilmington, MA 01887

Dear Joe:

Further to our offer letter to you dated December 13, 2013 (the “Offer Letter”), this agreement (this “Employment Agreement”) will formalize the terms and conditions of your employment with Minerva Neurosciences, Inc. (the “Company”).

1.                                      Employment.  You agree to be employed, and the Company agrees to employ you, effective January 5, 2014 (the “Effective Date”).  The period during which you are actually employed by the Company is referred to as the “Employment Period”.

2.                                      Position; Duties; Commitment.  During the Employment Period, you will be employed by the Company as its Chief Business Offer.  You will report to the Company’s President and Chief Executive Officer (“CEO”), and shall perform such duties consistent with your position as Chief Business Officer and as may be assigned to you by the CEO and/or the Board of Directors of the Company (the “Board”).  You agree to devote substantially all of your working time, attention and energies to the Company and its Affiliates, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company; provided, however, that, for the avoidance of doubt, you may (i) manage your passive personal investments, (ii) with advance written approval from the Company, serve on industry, trade, civic, charitable or non-profit corporate boards or committees, and (iii) with the advance written approval of the Company, serve on outside for-profit corporate boards or committees.  For purposes of this Agreement, the term “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

3.                                      Base Salary.  During the Employment Period, you will be paid an annualized base salary (“Base Salary”) of $250,000, payable in accordance with the Company’s normal payroll practice.  Your Base Salary will be subject to review and adjustment by the Company from time to time.

4.                                      Sign-On Bonus. Provided you commence employment pursuant to this Employment Agreement, after you have completed 90 calendar days of employment you will receive a one-time sign-on bonus of $30,000, less applicable taxes and withholdings.  This payment will be made in the first payroll period after completion of the 90 calendar days of employment.

5.                                      Annual Bonus.  For each calendar year that ends during the Employment Period, commencing with the 2014 calendar year, you will be eligible to receive an annual bonus (“Annual Bonus”) in an amount up to 30% of the Base Salary paid in such calendar year.  Whether to grant a bonus, and in what amount, are determinations to be made in the discretion of the Company based on a variety of factors including, but not limited to, achievement of objectives established by the Board for the Company and specific annual objectives for your position set by the Board or the CEO.  Since one of the objectives of the Annual Bonus is employee retention, in order to remain eligible and receive any Annual Bonus, you must be employed through the end of the calendar year and still be employed by the Company at the time it makes bonus payments to employees for that year — generally during the first quarter of the following year.

6.                                      Option Grant.  Provided you continue to be employed by the Company on the date of the closing of the Company’s Initial Public Offering (the “IPO”), you will be granted an option (the “Option”) to purchase the number of shares of common stock of the Company equal to 0.45% of the fully diluted outstanding shares of common stock of the Company on the date immediately following the close of the IPO, with an exercise price equal to the price to the public in the IPO.  Provided you are employed by the Company on each such date, 25% of the shares subject to the Option will vest on the first anniversary of the Effective Date and the remaining 75% of the shares subject to the Option will vest ratably at the end of each quarter over the three (3) year period thereafter.  The Option will be evidenced by a standard stock option agreement, and will be subject to the terms and conditions of that agreement and the stock option plan under which the Option is granted.

7.                                      Benefits.

(a)                                 You shall be eligible to participate in any and all benefit programs that the Company establishes and makes available to similarly situated employees from time to time, provided that you are eligible under (and subject to all provisions

of) the plan documents governing those programs.  Such benefits may include participation in group medical, dental, and vision insurance programs, and term life insurance. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

(b)                                 Notwithstanding the foregoing, if medical and life insurance plans have not been established by the Company as of the Effective Date, the Company will pay the COBRA and life insurance premiums (on a grossed-up basis) for your participation in the medical and life insurance plans that you participate in as of the date hereof, until such time when the Company’s plans have been established.

(c)                                  During the Employment Period, the Company shall reimburse or otherwise provide for payment for reasonable out-of-pocket business expenses incurred by you in furtherance of or in connection with the legitimate business of the Company, subject to such reasonable documentation or policy requirements established by the Company from time to time.

(d)                                 During the Employment Period, in addition to holidays recognized by the Company, you will be entitled to four (4) weeks of paid vacation annually.  Pursuant to Company policy, vacation time cannot be carried over from year to year.

8.                                      Termination of Employment.

(a)                                 Death.  Your employment will terminate upon your death.  Your beneficiaries and/or estate will be entitled to (i) any earned but unpaid Base Salary, to be paid less applicable taxes and withholdings within 10 days of your termination of employment, (ii) compensation at the rate of your Base Salary for any vacation time earned but not used as of the date your employment terminates, (iii) reimbursement for any business expenses incurred by you but not yet paid to you as of the date your employment terminates, provided all expenses and supporting documentation required are submitted within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policy, (iv) payment of a pro-rata portion of your Annual Bonus (assuming for purposes of this payment that your Annual Bonus would be equal to 30% of your Base Salary, and (v) any amounts accrued and payable under the terms of any of the Company’s benefit plans (items (i), (ii), (iii) and (v) referred to as the “Accrued Obligations”).

(b)                                 Disability.  The Board may terminate your employment by reason of your Disability upon written notice of termination.  “Disability” means that you have been unable to perform your essential job functions by reason of a physical or mental impairment, notwithstanding the provision of any reasonable accommodation, for a period of 180 days within a period of 365 consecutive days.  Upon such termination, you will be entitled only to the Accrued Obligations.

(c)                                  Termination by the Company for Cause.  The Board may terminate your employment for Cause. “Cause” means that you have (i) been convicted of (x) a felony, or (y) a misdemeanor involving moral turpitude (other than a minor traffic violation), (ii) committed an act of fraud or embezzlement against the Company or its Affiliates, (iii) materially breached this Employment Agreement and failed to cure such breach within thirty (30) days following written notice from the Company, (iv) materially violated any written policy of the Company and failed to cure such violation within thirty (30) days following written notice from the Company, (v) materially failed or materially refused to substantially perform your duties (other than by reason of a physical or mental impairment) or to implement the lawful written directives of the CEO and/or Board that are consistent with your position, and such material failure or material refusal has continued after thirty (30) days following written notice from the Company, (vi) willfully engaged in conduct or willfully omitted to take any action, resulting in material injury to the Company or its Affiliates, monetarily or otherwise (including with respect to the Company’s ability to comply with its legal or regulatory obligations), or (vii) materially breached your fiduciary duties as an officer or director of the Company.  Upon such termination, you will be entitled only to the Accrued Obligations.

(d)                                 Termination by the Company without Cause.  The Company may terminate your employment without “Cause” immediately upon written notice.  If such termination is without Cause and not by reason of your Disability, then, in addition to the Accrued Obligations, and in lieu of any other severance benefits otherwise payable under any Company policy or plan in effect, you will be entitled to (i) continued payment of your Base Salary for six (6) months, (ii) should you be eligible for and timely elect COBRA coverage, payment of your COBRA premiums, less the amount charged to active employees for health coverage, for up to six (6) months (iii) payment of a pro-rata portion of your Annual Bonus (assuming for purposes of this payment that your Annual Bonus is equal to 30% of your Base Salary) and (iv) immediate vesting of any unvested options, restricted stock, restricted stock units, or other equity awards that are outstanding immediately prior to the date of termination and, but for the termination of your employment, would have vested during the six (6) month period immediately following the date of termination (collectively, the “Severance Benefits”). Your right to the Severance Benefits shall be conditional upon (x) your continuing compliance with the restrictive covenants contained in Section 9, (y) your continuing material compliance with the provisions of Section 10, and (z) your execution of a release of claims relating to your employment in a form prepared by and satisfactory to the Company (the “Release of Claims”).  You must execute the Release of Claims within forty-five (45) days following the date of the termination of your employment (which release shall be delivered to you within five (5) days following the date of such termination).  The first payment of continued Base Salary and COBRA premiums, together with the pro-rata Annual Bonus payable pursuant to subsection (iii) above, pursuant to this Section 8(d) shall be made on the effective date of the Release of Claims as set forth in this Section 8(d); provided, however, that if the time period to consider and revoke the Release of Claims covers two of your taxable years, payment of Severance Benefits of which any portion is treated as non-qualified deferred compensation pursuant to Section 409A of the Internal Revenue Code will begin in the later taxable year.

(e)                                  Termination by You Without Good Reason.  You may terminate your employment for any or no reason subject to your providing 30 days written notice to the Company. The Company shall have the right to elect to terminate your employment immediately or at any other date during the notice period.  Upon such termination, you will be entitled only to the Accrued Obligations.

(f)                                   Termination by Your For Good Reason.  You may terminate your employment for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than ninety (90) days following the first occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating your employment for Good Reason within ninety (90) days thereafter if the Company fails to remedy the condition.  For purposes of this Agreement, “Good Reason” shall mean, without your written consent, the occurrence of any one or more of the following events: (i) material diminution in the nature or scope of the your responsibilities, duties or authority; (ii)  material reduction in your Base Salary; (iii) relocation of your principal work location more than fifty (50) miles from the location of your principal work location as of immediately prior to such relocation; or (iv) material breach of this Agreement by the Company.  In the event you terminate your employment for Good Reason, in addition to the Accrued Obligations, and in lieu of any other severance benefits otherwise payable under any Company policy, you will be entitled to the Severance Benefits, in accordance with and subject to the provisions of Section 8(d).

9.                                      Restrictive Covenants.

(a)                                 Non-Competition.  During your employment and ending on the twelve (12) month anniversary following the termination of your employment (the “Restricted Period”), you will not (except as an officer, director, stockholder, member, manager, employee, agent or consultant of the Company or its subsidiaries) directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit your name to be used in connection with, any business anywhere in the world which is primarily engaged in the business of research, development and commercialization of drugs to treat (i) psychiatric disorders, sleep disorders or Parkinson’s disease or (ii) any other indication for which the Company is clinically developing or commercializing a drug at the time of termination of your employment (the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 9(b)) are therefore not appropriate.  These restrictions shall not prevent you from (y) accepting employment with a recognized pharmaceutical company that is not primarily engaged in a Restricted Business, provided that your services for any such entity do not primarily relate to any Restricted Business in which such entity may be engaged and/or (z) holding five percent (5%) of the securities of any publicly traded entity.

(b)                                 Non-Solicitation.  During the Restricted Period, you agree not to, directly or indirectly, whether for your own account or for the account of any other individual or entity, (i) solicit for hire or engagement, hire, or engage any individual who is employed by the Company or its Affiliates on the date of any attempted solicitation or was employed during the six month period prior thereto unless such individual had been involuntarily terminated by the Company or (ii) otherwise induce or attempt to induce any individual who is employed by Company or its Affiliates to terminate such employment.

(c)                                  Trade Secrets and Confidential Information.  You recognize that it is in the legitimate business interest of the Company and its Affiliates to restrict your disclosure or use of Trade Secrets or other Confidential Information relating to the Company and its Affiliates for any purpose other than in connection with your performance of your duties to the Company and its Affiliates, and to limit any potential appropriation of such Trade Secrets or other Confidential Information.  You therefore agree that all Trade Secrets or other Confidential Information relating to the Company and its Affiliates heretofore or in the future obtained by you shall be considered confidential and the proprietary information of the Company and its Affiliates.  Except as required in connection with the performance of your duties, you shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential Information.  The term “Trade Secrets or other Confidential Information,” means any information of the Company or its Affiliates that is not generally known by those with whom they compete and includes, by way of example and without limitation, in whatever medium, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, machine, invention, improvement, manufacturing, sales or test data, business or financial information which are non-public in nature and which are treated as confidential or trade secret information by the Company.  The term “Trade Secrets or other Confidential Information” does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

(d)                                 Discoveries and Works.  All Discoveries and Works made or conceived by you, during the Employment Period, jointly or with others, that relate to the present or anticipated activities of the Company or its Affiliates, or are used by the Company or any Affiliate shall be owned by the Company or any Affiliate.  The term “Discoveries and Works” means Trade Secrets or other Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications, inventions, developments and discoveries.  You shall (a) promptly notify, make full disclosure to, and execute and deliver any documents, including any assignment agreement, requested by the Company or any Affiliate, as the case may be, to evidence or better assure title to Discoveries and Works in the Company or any subsidiary, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company or any of its Affiliates, (c) assist the Company or any of its Affiliates in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during the Employment Period or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company or any Affiliate and to protect the title of the Company or any Affiliate thereto, including but not limited to assignments of such patents and other rights to Discoveries and Works.  You acknowledge that all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. § 101.

(e)                                  Remedies.  You agree that the Company and its Affiliates’ remedies at law for any breach or threatened breach by you of any of the provisions of this Section 9 will be inadequate, and that, in addition to any other remedy to which the Company and its Affiliates may be entitled at law or in equity, the Company shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 9 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond.  Nothing herein contained shall be construed as prohibiting the Company or its Affiliates from pursuing, in addition, any other remedies available to the Company or any Affiliate for such breach or threatened breach.

(f)                                   Enforceability.  It is expressly understood and agreed that although the parties consider the restrictions contained in this Section 9 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company and its Affiliates, if a final determination is made by an arbitrator or court, as the case may be, having jurisdiction that the time or territory or any other restriction contained in this Section 9 is an unenforceable restriction on your activities, the provisions of this Section 9 shall not necessarily be rendered void but shall be deemed amended to apply as to such maximum time, if any and territory, if any and to such other extent, if any, as such arbitrator or court, as the case may be, may determine to be reasonable.  Alternatively, if the arbitrator or court, as the case may be, referred to above finds that any restriction contained in this Section 9 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

10.                               Future Cooperation.  You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its Affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its Affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency.  You will be entitled only to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

11.                               Withholding.  The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.

12.                               Governing Law.  The terms of this Employment Agreement, and any action arising hereunder, shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

13.                               Waiver.  This Employment Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Board.  The failure of either party to enforce any of the provisions of this Employment Agreement shall in no way be construed to be a waiver of any such provision.  No waiver of any breach of this Employment Agreement shall be held to be a waiver of any other or subsequent breach.

14.                               Assignment.  This Employment Agreement is personal to you.  You shall not assign this Employment Agreement or any of your rights and/or obligations under this Employment Agreement to any other person.  The Company may, without your consent, assign this Employment Agreement to a successor to all or substantially all of its stock or assets, provided that the assignee or any successor remains bound by these terms.

15.                               Dispute Resolution.  To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving this Employment Agreement (except, at the election of either party, for injunctive or declaratory relief with respect to disputes arising out of an alleged breach or threatened breach of the restrictive covenants contained in Section 9), including claims of violations of federal or state discrimination statutes, wage and hour laws, or public policy, shall be resolved pursuant to binding arbitration in the Commonwealth of Massachusetts.  In the event of a dispute, a written request for arbitration shall be submitted to the Boston office of the American Arbitration Association.  The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.  Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Employment Agreement.  All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be allocated as determined by the arbitrators.  Each party shall bear its own witness expenses and attorneys’ fees, except as otherwise determined by the arbitrators.

16.                               Jointly Drafted Agreement.  This Employment Agreement is and shall be deemed jointly drafted and written by the parties and shall not be construed or interpreted against any party originating or preparing any part of it because of its authorship.

17.                               No Conflicts.  You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Employment

Agreement.  You further represent and warrant that you have no knowledge of any fact or circumstance that could prevent or materially delay you or the Company (as a result of your employment hereunder) from obtaining or maintaining any registration, license or other authorization or approval required for (i) you to perform your duties hereunder or (ii) the Company to operate its business as currently contemplated.

18.                               Company Policies and Procedures.  As an employee of the Company, you will be required to comply with all Company policies and procedures.  The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time, with or without notice.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

19.                               Notices.  All notices and other communications provided for in this Employment Agreement shall be in writing, shall be given to the respective addresses or telecopy numbers set forth in clauses (a) and (b) of this Section 19.

(a)                                 Each notice or other communication to the Company under this Employment Agreement shall be directed as follows or to such other address as Company may have furnished to you in writing in accordance herewith:

Minerva Neurosciences, Inc. 245 First Street, Suite 1800 Cambridge, MA 02142 Attn: Rogerio Vivaldi Email: rvivaldi@minervaneurosciences.com

With a required copy to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540-6241
Facsimile No.: 609.919.6701
Attn: Denis Segota
E-mail: dsegota@morganlewis.com

(b)                                 Each notice or other communication to you under this Employment Agreement shall be directed to your home address on file with the Company or to such other address as you may have furnished to the Company in writing in accordance herewith

20.                               Entire Agreement.  Upon the date hereof, this Employment Agreement supersedes all previous and contemporaneous communications, agreements and understandings between you, on the one hand, and the Company or any of its Affiliates, on the other hand, including the Offer Letter, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.

21.                               Counterparts.  This Employment Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

22.                               409A Matters.

(a)                     Notwithstanding any provision of this Employment Agreement to the contrary, this Employment Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code.  For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein). Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Employment Agreement shall be treated as a separate payment of compensation.  Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent.  Any reimbursements or in-kind benefits provided under this Employment Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Employment Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  The welfare benefit continuation provided during the period of time in which you would be entitled to continuation coverage under the

Company’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

(b)                     Notwithstanding any provision of the Employment Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A of the Code at the time of termination of employment, to the extent necessary to comply with Section 409A of the Code, any payment required under this Employment Agreement shall be delayed for a period of six (6) months after termination of employment pursuant to Section 409A of the Code, regardless of the circumstances giving rise to or the basis for such payment. Payment of such delayed amount shall be paid in a lump sum on the day immediately following the end of the six (6) month period.  If you die during the postponement period prior to the payment of the delayed amount, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of your estate within ninety (90) days after the date of your death.  For these purposes, a “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Section 409A of the Code, as determined by the Company.  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Company in accordance with Treasury regulation Section 1.409A-1(i).

*     *     *    *

If the foregoing is acceptable to you, kindly sign and return to us one copy of this letter by December       , 2013.

Sincerely yours,

MINERVA NEUROSCIENCES, INC.

By:	/s/ Rogerio Vivaldi Coelho
Name:	Rogerio Vivaldi, MD, MBA
Title:	Co-Founder, President and CEO

AGREED TO AND ACCEPTED ON THIS 2nd DAY OF JANUARY, 2014

BY:

/s/ Joseph Reilly
Joseph Reilly